SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

OIL STATES INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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OIL STATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2012

To the Stockholders of

Oil States International, Inc.:

NOTICE IS HEREBY GIVEN THAT the 2012 Annual Meeting of Stockholders of Oil States International, Inc., a Delaware corporation (the “Company”), will be held at the Hotel Granduca at 1080 Uptown Park Boulevard, Houston, Texas, 77056 on the 15th day of May, 2012 at 9:00 a.m. central time (the “Annual Meeting”), for the following purposes:

(1) To elect three (3) Class II members of the Board of Directors to serve until the 2015 Annual Meeting of Stockholders (see page 3);

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012 (see page 42);

(3) An advisory vote to approve executive compensation (see page 47); and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Company has fixed the close of business on March 26, 2012 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted “FOR” the nominees for director named in the attached Proxy Statement, “FOR” the ratification of the appointment of the independent registered public accounting firm for the Company named in such Proxy Statement and “FOR” the approval of executive compensation. The list of stockholders of record of the Company may be examined at the offices of the Company beginning on May 5, 2012 and at the Annual Meeting.

Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 15, 2012: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE COMPANY’S 2012 ANNUAL SHAREHOLDERS’ REPORT ARE AVAILABLE AT HTTP://WWW.OILSTATESINTL.COM/PROXYMATERIALS

By Order of the Board of Directors Sincerely,

Robert W. Hampton
Corporate Secretary

Houston, Texas

April 2, 2012

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

OIL STATES INTERNATIONAL, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 15, 2012

OIL STATES INTERNATIONAL, INC.

Three Allen Center

333 Clay Street, Suite 4620

Houston, Texas 77002

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oil States International, Inc., a Delaware corporation (the “Company”), to be voted at the 2012 annual meeting of stockholders of the Company (the “Annual Meeting”), which will be held at the Hotel Granduca at 1080 Uptown Park Boulevard, Houston, Texas, 77056, on the 15th day of May, 2012, at 9:00 a.m. central time, for the following purposes:

(1)	To elect three (3) Class II members of the Board of Directors to serve until the 2015 Annual Meeting of Stockholders;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2012;

(3)	An advisory vote to approve executive compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to Robert W. Hampton, Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002; (2) submitting a properly signed proxy with new voting instructions with a later date; or (3) voting in person at the Annual Meeting. If your shares are held in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, banker or nominee in accordance with the entity’s procedures. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “for” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” on page 3; “for” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm as set forth under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” on page 42; and “for” the approval of executive compensation set forth under “Proposal 3: Advisory Vote on Executive Compensation” on page 47. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation of proxies and to serve as the inspector of election for the Annual Meeting, for which the Company will pay an estimated fee of $6,500.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting but does not constitute a part of the proxy soliciting material.

This Proxy Statement and the enclosed form of proxy were mailed to stockholders beginning April 13, 2012.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Oil States International, Inc., a Delaware corporation, (“Company,” “Oil States,” “we,” “us,” and “our” refer to Oil States International, Inc. and its subsidiaries), has one outstanding class of security that entitle holders to vote at meetings of the Company’s stockholders, it’s common stock, par value $.01 per share. Each share of common stock outstanding on the record date is entitled to one vote. Stockholders may not cumulate their votes. There are no matters that require a supermajority vote under our certificate of incorporation. Our by-laws permit amendment by a majority vote of stockholders.

The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 26, 2012. At the record date, 51,633,444 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Directors will be elected by a plurality of the votes cast. However, in accordance with the Company’s corporate governance guidelines, any director who does not receive a majority of votes cast in an uncontested election is required to tender his or her resignation for consideration by the Board of Directors. Ratification of the selection of the Company’s auditors and approval of the advisory vote on executive compensation each require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Under the applicable rules of the New York Stock Exchange, (the “NYSE”), brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. If you hold your shares in street name and you do not give voting instructions to your broker, pursuant to NYSE Rule 452, your broker will not be permitted to vote your shares with respect to “Proposal 1: Election of Directors” or “Proposal 3: Advisory Vote on Executive Compensation,” and your shares will be considered “broker non-votes” with respect to these proposals. If you are a street name stockholder, and you do not give voting instructions, your broker will nevertheless be entitled to vote your shares with respect to “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” in the discretion of the broker. Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors and the advisory vote on executive compensation, broker non-votes are not counted as votes with respect to the proposal and abstentions will have the same effect as a vote against the proposal.

A proxy in the accompanying form that is properly signed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the proposal: FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm; for the approval of the advisory vote on executive compensation; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. The persons named in the accompanying proxy may also, in their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

A copy of the list of stockholders entitled to vote at the Annual Meeting will be available for inspection by qualified stockholders for proper purposes at the offices of the Company during normal business hours since May 5, 2012 and will be available through the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of nine members. The nine members are divided into three classes having three members in each of Class I, Class II and Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the three current Class II directors will expire at the Annual Meeting. The term of the Class III directors expire at the annual meeting of stockholders to be held in 2013, and the term of the Class I directors will expire at the Annual Meeting of Stockholders to be held in 2014.

Nominees

Three directors are to be elected to serve as Class II directors at the Annual Meeting. Based on the recommendation of our Nominating & Corporate Governance Committee, the Board of Directors has nominated S. James Nelson, Gary L. Rosenthal and William T. Van Kleef to fill the three expiring Class II positions on the Board of Directors, to hold office for three-year terms expiring at the Annual Meeting of Stockholders in 2015, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. All of the director nominees, Messrs. Nelson, Rosenthal and Van Kleef, presently serve as Class II directors. Stockholder nominations will not be accepted for filling Board of Directors seats at the Annual Meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Our Board of Directors has determined that Messrs. Nelson, Rosenthal and Van Kleef are “independent” as that term is defined by the applicable NYSE listing standards. See “—Director Independence” below for a discussion of director independence determinations. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted FOR the election of the three nominees for director.

A plurality of votes cast is required for the election of directors. Our Corporate Governance Guidelines require any director who does not receive a majority of the votes cast in an uncontested election to tender their resignation for the consideration by the Board of Directors. Each of the nominees has consented to serve as director if so elected. If any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors to replace such nominee.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the director nominees.

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are the names of, and certain information with respect to, the Company’s executive officers and directors, including the three nominees for election to the Class II positions on the Board of Directors.

Names	Director Class	Age	Position(s)
Stephen A. Wells	III	68	Chairman of the Board
Cindy B. Taylor	I	50	Director, Chief Executive Officer and President
Bradley J. Dodson		38	Senior Vice President, Chief Financial Officer and Treasurer
Robert W. Hampton		60	Senior Vice President, Accounting and Corporate Secretary
Christopher E. Cragg		51	Senior Vice President, Operations
Charles J. Moses		67	Senior Vice President, Offshore Products and President, Oil States Industries, Inc.
Ron R. Green		62	Senior Vice President, Accommodations and President and Chief Executive Officer, PTI Group, Inc.
Lias J. Steen		53	Senior Vice President, Human Resources and Legal
Martin A. Lambert	III	56	Director
S. James Nelson*	II	70	Director
Mark G. Papa	III	65	Director
Gary L. Rosenthal*	II	62	Director
Christopher T. Seaver	I	63	Director
Douglas E. Swanson	I	73	Director
William T. Van Kleef*	II	60	Director

*	Nominee for election as Class II director at the Annual Meeting.

Stephen A. Wells has served as a Director of our Company since April 1996 and as Chairman since May 2006. Mr. Wells is the President of Wells Resources, Inc., a privately owned oil, gas and ranching company, and has served in that position since 1983. From October 1993 to February 1996, he was a director and Chief Executive Officer of Coastwide Energy Services, Inc., a Gulf Coast marine terminal operator. From March 1992 to September 1994, he was a director and Chief Executive Officer of Grasso Corporation, an oil and gas production management services company. Mr. Wells served as a director and a member of the audit and executive committees of Pogo Producing Company (NYSE: PPP), an oil and gas exploration and production company until it was acquired in November 2007.

Cindy B. Taylor is the Chief Executive Officer and President of our Company and is a member of the Company’s Board of Directors. She has held these positions since May 2007. From May 2006 until May 2007, Mrs. Taylor served as President and Chief Operating Officer of our Company. From May 2000 until May 2006, Mrs. Taylor was the Senior Vice President—Chief Financial Officer and Treasurer of our Company. From August 1999 to May 2000, Mrs. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Mrs. Taylor served as the Vice President—Controller of Cliffs Drilling Company from July 1992 to August 1999 and held various management positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. She received a B.B.A. degree from Texas A&M University and is a Certified Public Accountant. Mrs. Taylor served on the Board of Boots & Coots International Well Control, Inc., (AMEX: WEL), an oilfield services company that provided integrated pressure control and related services worldwide from March 2006 to May 2008. Mrs. Taylor was a director and served on the audit and finance committees of Global Industries LTD (NASDAQ: GLBL), a company which provided worldwide construction and support services to the offshore oil and gas industry, from May 2006 until May 2009. She is currently a director of Tidewater Inc. (NYSE: TDW), a global provider of vessels serving the offshore energy industry, and serves on the audit and finance committees.

Bradley J. Dodson is the Senior Vice President, Chief Financial Officer and Treasurer of our Company. He has held this position since May 2010. Mr. Dodson has held several positions with our Company since joining in March 2001, most recently serving as Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010 and Vice President, Corporate Development from March 2003 to May 2006. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co. He holds a M.B.A. degree from the University of Texas at Austin and a B.A. degree in economics from Duke University.

Robert W. Hampton is the Senior Vice President, Accounting and Corporate Secretary of our Company. He has held this position since May 2006. From February 2001 until May 2006, Mr. Hampton was the Vice President—Finance and Accounting and Secretary of our Company. From February 1998 to February 2001, Mr. Hampton served as Vice President and Chief Financial Officer of HWC Energy Services, Inc., a predecessor of our Company (“HWC”). Mr. Hampton joined HWC from Tidewater Inc., an offshore service vessel operator, where he was based in Aberdeen and was Area Manager for the North Sea Operations from March 1996 to February 1998. He served as Vice President, Treasurer and Chief Financial Officer of Hornbeck Offshore, an offshore service vessel operator, from 1990 to March 1996, when it was acquired by Tidewater. Mr. Hampton worked at Price Waterhouse, a public accounting firm, from 1973 to 1986. Mr. Hampton is a Certified Public Accountant and received his B.S. degree from Pennsylvania State University.

Christopher E. Cragg is the Senior Vice President, Operations of our Company. He has held this position since May 2006. From February 2001 until May 2006, Mr. Cragg was the Vice President—Tubular Services of our Company. Mr. Cragg was Executive Vice President—Chief Financial Officer of Sooner Inc., a predecessor of our Company (“Sooner”), from December 1999 to February 2001. Mr. Cragg also served as President of Sooner from October 2003 until May 2006. From April 1994 to June 1999, he was Vice President and Controller of Ocean Energy, Inc., an independent oil and gas exploration and production company, and its predecessor companies. Mr. Cragg served as Manager—Internal Audit with Cooper Industries, a manufacturer of diversified products, from April 1993 to April 1994 and as a senior manager with Price Waterhouse, a public accounting firm, from August 1983 to April 1993. Mr. Cragg is a director and serves on the audit, compensation committees and, beginning in February 2011, as Chairman of the Compensation Committee of Powell Industries, Inc. (NASDAQ: POWL), a company that manufactures and services electrical energy systems. He received a B.B.A. degree from Southwestern University and is a Certified Public Accountant.

Lias J. Steen has served as the Senior Vice President, Human Resources and Legal for our Company since February 2011. From June 2008 to January 2011 he was the Vice President, Human Resources and Legal. A native of Cuero, Texas, Jeff Steen has been involved in the energy service business in various capacities since 1978, starting his career as a petroleum landman. Mr. Steen spent 10 years with Camco International Inc. as Assistant General Counsel and General Counsel. Following his tenure at Camco, Mr. Steen served for 5 years as the General Counsel for North America for Schlumberger, then, from December 2002 to April 2008, he served as Vice President of Legal and Human Resources at Grant Prideco. Mr. Steen is a graduate of Texas A&M University with a B.S. in Agricultural Economics and received his Juris Doctor from South Texas College of Law.

Charles J. Moses has been the Company’s Senior Vice President, Offshore Products business since January 1, 2010. Mr. Moses also serves as President of Oil States Industries, Inc., a wholly owned subsidiary of the Company. Mr. Moses has served various positions during his career at the Company’s offshore products business spanning the past 39 years. He was the Senior Vice President of Oil States Industries, Inc., the Company’s offshore products subsidiary from 1996 to December 2009.

Ron R. Green is the Senior Vice President, Accommodations and President and Chief Executive Officer—PTI Group Inc. (“PTI”), a wholly owned subsidiary of our Company. He has held this position since April 2006. From December 2005 to March 2006 he was Senior Vice President and Chief Operating Officer of PTI. From

November 2004 to November 2005, Mr. Green served as Vice President, Premium Camp Services for PTI. Prior to joining PTI, Mr. Green served as Vice President and General Manager of ESS Remote Site Services, a division of Compass Group PLC from October 1995 to August 2003. From 1975 to 1995, Mr. Green held various senior executive positions in the accommodations industry.

Martin A. Lambert has served as a Director of our Company since February 2001. Mr. Lambert’s principal occupation since November 1, 2008 has been as Chief Executive Officer, Swan Hills Synfuels LP, an in-situ coal gasification entity. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner in the Canadian law firm Bennett Jones LLP from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. He served as a Director of Calfrac Well Services Ltd., from March 2004 to May 2010. Mr. Lambert currently is a director of Zedi, Inc. (CN: ZED), a public company involved in Canadian, U.S. and other international oilfield services. He presently serves on the compensation committee and is Chairman of the Governance and Nominating Committee of Zedi, Inc. Mr. Lambert received his LLB degree from the University of Alberta in 1979.

S. James Nelson has served as a Director of our Company since July 2004. In 2004, he retired, after 15 years of service, from Cal Dive International, Inc. (now known as Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, and director (1990—2004) and director and Vice Chairman from 2000 to 2004. From 1985 to 1988, Mr. Nelson was a Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., (NYSE: DEI). From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation (NYSE: APA), an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen L.L.P., where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. He received a B.S. in Accounting from Holy Cross College and a M.B.A. degree from Harvard University. Mr. Nelson is also a Certified Public Accountant. Mr. Nelson is a director and a member of the audit committee of ION Geophysical Corp. (formerly Input/Output, Inc.) (NYSE: IO), a seismic services provider; W&T Offshore, Inc. (NYSE: WTI), an oil and gas exploration and production company where he is a member of the audit committee; and Genesis Energy LP (AMEX: GEL), a U.S. based mid-stream pipeline transportation, refinery services, industrial gases and supply and logistics company where he is a member of the audit committee; and, from 2005 until the company’s sale in 2008, he was also a member of the board of directors and audit and compensation committees of Quintana Maritime Ltd. (NASDAQ: QMAR), an international provider of dry bulk cargo marine transportation services.

Mark G. Papa has served as a Director of our Company since February 2001. Mr. Papa has served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc. (NYSE: EOG), an oil and gas exploration and production company, since August 1999. From February 1994 to August 1999, he held a number of management positions with EOG Resources, Inc. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.

Gary L. Rosenthal has served as a Director of our Company since February 2001. Mr. Rosenthal has been a partner in The Sterling Group, L.P., a private equity firm since January 2005. Mr. Rosenthal served as Chairman of the Board of Hydrochem Holdings, Inc. from May 2003 until December 2004. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company. He holds J.D. and A.B. degrees from Harvard University.

Christopher T. Seaver has served as Director of our Company since May 2008. Mr. Seaver served as the President and Chief Executive Officer and a director of Hydril Co. (“Hydril”) from February 1997 until Hydril was acquired in May 2007, at which point he retired. Mr. Seaver served as Chairman of Hydril from November 2006 to May 2007. From 1993 until 1997, Mr. Seaver served as President of Hydril. Mr. Seaver joined Hydril in 1985 and served as Executive Vice President in charge of Hydril’s premium connection and pressure control businesses prior to February 1993. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for

Paul, Hastings, Janofsky & Walker, and was a Foreign Service Officer in the U.S. Department of State with postings in Kinshasa, Republic of Congo and Bogota, Colombia. He holds a B.A. in economics from Yale University and M.B.A. and J.D. degrees from Stanford University. Mr. Seaver is a director and member of the audit committee and nominating and corporate governance committee of Exterran Holdings, Inc. (NYSE: EXH), a company that sells, operates and maintains compression equipment used in the oil and gas industry worldwide. Mr. Seaver is on the board of directors and is a member of the audit committee of McCoy Corporation (TSX: MCB), a company that manufactures drilling and completion equipment and designs and manufactures heavy-duty trailers for the oil and gas sector in Canada and internationally. Mr. Seaver served on the board of directors of Innovative Wireline Solutions, a start-up wireline services business serving oil and gas operators in western Canada, from June 2010 until October 2011.

Douglas E. Swanson has served as a Director of our Company since February 2001 and served as our Chief Executive Officer from February 2001 until he retired in April 2007. From January 1992 to August 1999, Mr. Swanson served as President and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. He holds a B.A. degree from Cornell College and is a Certified Public Accountant. Mr. Swanson was a director and member of the compensation committee of Flint Energy Services, Ltd., (Toronto: FEX: TO) a Canadian integrated midstream oil and gas production services provider from April 2000 to May 2010. He was Chairman of the Board of Directors of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company that provided integrated pressure control and related services worldwide from March 2006 to September 2010.

William T. Van Kleef has served as a Director of our Company since May 2006. Mr. Van Kleef has served in executive management positions at Tesoro Corporation (“Tesoro”) (NYSE: TSO) from 1993 until he retired in March 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef serves on the board of directors and the audit committee of Noble Energy (NYSE: NBL), an independent oil and gas company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines entitled “Corporate Governance Guidelines,” which are available at www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Governance Guidelines.” These guidelines were adopted by the Board of Directors to best ensure that the Board of Directors has the necessary authority and practices in place to make decisions that are independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board of Directors and management are aligned with the interests of the stockholders.

Board of Directors Leadership

Since the Company’s initial public offering in 2001, the Chairman of the Board and Chief Executive Officer roles have been split with the Chairman of the Board role being filled by a non-executive member of the Board of Directors. We believe the separation of these two positions leads to a strong independent leadership structure.

Corporate Code of Business Conduct & Ethics

All directors, officers and employees of Oil States must act ethically at all times and in accordance with the policies comprising Oil States ethics policy entitled “Corporate Code of Business Conduct and Ethics” (“Conduct & Ethics Code”). This policy is available at the Company’s web site www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Code of Business Conduct and Ethics.”

Substantially all of our employees are required to complete online training on a regular basis which includes a review of the Conduct & Ethics Code policy and an acknowledgement that the employee has read and understands the policy. The Company has a Compliance Committee composed of key employees that meets periodically to assess efforts and processes to ensure compliance with laws and regulations to which the Company is subject.

Financial Code of Ethics for Senior Officers

The Company’s Financial Code of Ethics for Senior Officers applies to the chief executive officer, chief financial officer, principal accounting officer and other senior financial officers (“Senior Officers”).

Senior Officers must also comply with the Company’s Corporate Code of Business Conduct and Ethics. Ethical principles set forth in this policy include, among other principals, matters such as:

•	Acting ethically with honesty and integrity

•	Avoiding conflicts of interest

•	Complying with disclosure and reporting obligations with full, fair, accurate, timely and understandable disclosures

•	Complying with applicable laws, rules and regulations

•	Acting in good faith, responsibly with due care, competence and diligence

•	Promoting honest and ethical behavior by others

•	Respecting confidentiality of information

•	Responsibly using and maintaining assets and resources

Director Resignation Policy

If (1) a director’s principal occupation or business association changes substantially during his or her tenure as a director or (2) a director fails to receive a majority vote in an uncontested director election, that director is required by our Corporate Governance Guidelines to inform the Chairman of the Nominating & Corporate Governance Committee of the change or failure, as applicable, and tender his or her resignation to the Committee for consideration. Such resignation shall not be effective unless and until the Board of Directors chooses to accept the resignation in accordance with the Company’s Corporate Governance Guidelines. While not necessarily resulting in a resignation, the offer will provide the Nominating & Corporate Governance Committee the opportunity to consider the appropriateness of continued Board of Directors membership and make a recommendation to the Board of Directors as to the director’s continuation. The Nominating & Corporate Governance Committee will recommend to the Board of Directors the action, if any, to be taken with respect to the resignation, and the Board of Directors will consider (1) whether the change in the director’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill directorship obligations or (2) whether the director’s abilities and qualifications are such that they negate the assumption that he or she is unsuitable or could be inferred from the director’s failure to receive a majority vote, as applicable.

Director Independence

To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director.

The Board of Directors reviews all direct or indirect business relationships between each director (including his or her immediate family) and our Company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as that the director is not an employee of our Company and has not engaged in various types of business dealings with our Company. In addition, as further required by the NYSE, the Board of Directors has made a subjective determination as to each independent director that no material relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.

The Board of Directors has determined that all of our directors, except for Cindy Taylor, our current President and Chief Executive Officer, qualify as “independent” in accordance with NYSE listing standards. In reaching this determination, in 2012, the Board of Directors evaluated Mark Papa’s position as Chairman and Chief Executive Officer of EOG Resources, Inc. (“EOG”). EOG purchased products and services from us in 2011 in an amount totaling less than 1% of EOG’s 2011 revenues. Our Board of Directors has determined that our relationship with EOG is not material to the independence of Mr. Papa. Mr. Douglas Swanson has been retired as Chief Executive Officer of the Company for five years and is an independent board member in the opinion of the Board of Directors and in accordance with the rules of the New York Stock Exchange.

Policies and Procedures with Respect to Related Party Transactions and Conflicts of Interest

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under the rules of the Securities and Exchange Commission (the “SEC”), transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.

Our Conduct & Ethics Code prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Nominating & Corporate Governance Committee of the Board of Directors. Under the Conduct & Ethics Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our Company. Our prohibition on conflicts of interest under the Conduct & Ethics Code includes related person transactions.

We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Conduct & Ethics Code, all directors and employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors. Any transaction involving related persons must be reported in writing by our division executives as part of their quarterly representation letter. This information is then reviewed by disinterested members of our Nominating & Corporate Governance Committee, our Board of Directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our Company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all material related party transactions must be approved or ratified by the Nominating & Corporate Governance Committee of our Board of Directors. Any member of the Nominating & Corporate Governance Committee who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, we annually distribute a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Conduct & Ethics Code.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the charter of our Nominating & Governance Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under “—Director Independence.”

To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Conduct and Ethics Code:

•

No funds, assets, or services of the Company will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by the Board of Directors.

•	Company contributions to support or oppose public referenda or similar ballot issues are only permitted with advance approval of the Board of Directors.

•

Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Company sponsored and approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by the Company as a business expense. To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the Board of Directors prior to their implementation.

Committees and Meetings

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.

Audit Committee

The Company’s Audit Committee presently consists of Messrs. Van Kleef, Nelson and Seaver each of whom is independent, as such term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the applicable NYSE listing standards. The Audit Committee operates under a written charter as amended and restated by the Board of Directors effective as of May 15, 2008. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Audit Committee” under the Committee Charters heading on the right side of the page. The Audit Committee, which is chaired by Mr. Van Kleef, meets separately with representatives of the Company’s independent auditors, the Company’s internal audit personnel and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors has also determined that all members of the Audit Committee qualify as audit committee financial experts under the applicable rules of the Exchange Act.

In addition to serving on the Audit Committee of the Company’s Board of Directors, Mr. Nelson also serves on the audit committees of ION Geophysical Corp. (formerly Input/Output, Inc.), W&T Offshore, Inc. and Genesis Energy LP. The charter of the Audit Committee of the Board of Directors provides that no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. The Board of Directors has waived this limitation with respect to Mr. Nelson’s service on more than two other public company audit committees. Prior to granting this waiver, the Board of Directors considered the incremental time and responsibilities that such additional service would require of Mr. Nelson. Based upon a consideration of the facts and circumstances related to Mr. Nelson’s commitments and the entities on whose boards he serves, and including the fact that he is not currently serving in a full time executive role and that his past meeting attendance has been exemplary, the Board of Directors has determined that such additional service would not impair Mr. Nelson’s ability to effectively serve on the Company’s Audit Committee.

Compensation Committee

The Company’s Compensation Committee consists of Messrs. Rosenthal, Papa and Wells, each of whom is independent, as defined in the applicable NYSE listing standards, and is a non-employee director. The Compensation Committee operates under a written charter approved by the Board of Directors as amended and restated on February 9, 2010. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Compensation Committee” under the Committee Charters heading on the right side of the page. The Compensation Committee, which is chaired by Mr. Rosenthal, administers the Oil States International, Inc. 2001 Equity Participation Plan (the “2001 Equity Participation Plan”), and in this capacity makes a recommendation to the full Board of Directors concerning all option grants or stock awards to employees, including executive officers, under the plan. In addition, the Compensation Committee is responsible for (i) making recommendations to the Board of Directors with respect to the compensation of the Company’s Chief Executive Officer and its other executive officers, (ii) establishing compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee consists of Messrs. Lambert, Papa and Wells, each of whom is independent, as such term is defined in the applicable NYSE listing standards. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board of Directors as amended and restated as of May 15, 2008. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Nominating and Corporate Governance Committee” under the Committee Charters heading on the right side of the page. The Nominating & Corporate Governance Committee, which is chaired by Mr. Papa, makes proposals to the Board of Directors for candidates to be nominated by the Board of Directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating & Corporate Governance Committee will consider suggestions from any source, particularly from stockholders, regarding possible candidates for director. To submit a recommendation to the committee, a stockholder should send a written request to the attention of the Company’s Secretary at Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve if elected. The request must also disclose the number of shares of common stock beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the stockholder making a nomination and other parties with respect to the nomination. The request must be received by the Company no later than the 120th day before the anniversary of the date of the mailing of the prior year’s proxy, or December 14, 2012, for the 2013 Annual Shareholder’s Meeting. These procedures do not preclude a stockholder from making nominations in accordance with the process described below under “Stockholder Proposals.”

Committee Composition

Below is a summary of our committee structure and membership information.

                 Chairperson                 Member                 Financial Expert

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Martin Lambert
S. James Nelson
Mark Papa

Gary Rosenthal
Chris Seaver
Douglas Swanson
Stephen Wells
William Van Kleef

Board of Directors and Committee Meetings

During 2011, the entire Board of Directors held nine meetings, the Audit Committee held five meetings, the Compensation Committee held nine meetings and the Nominating & Corporate Governance Committee held three meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served. All of our directors attended last year’s annual meeting. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual meeting of stockholders and meetings of the Board of Directors and the committees on which they serve.

Our Corporate Governance Guidelines provide that our non-employee directors shall meet separately in executive session at least annually. The director who presides at these sessions is the Chairman of the Board, assuming such person is a non-management director. Otherwise, the presiding director will be chosen by a vote of the non-management directors. In addition to the executive sessions of our non-management directors, our independent directors (as defined in the applicable NYSE listing standards) are required to meet in executive session at least annually. In the past year, our independent directors met in executive session several times. Our Chairman of the Board, who is an independent director, presided at these sessions.

Board of Directors Oversight of Enterprise Risk

The Board of Directors utilizes our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of Oil States’ business annually. The risk assessment process is global in nature and has been developed to identify and assess the Company’s risks, including the nature, materiality and velocity of the risk, as well as to identify steps to mitigate and manage each risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

Risk oversight is a responsibility of the Board of Directors. The Board of Directors has delegated responsibility for monitoring certain enterprise risks to its standing committees.

The results of the risk assessment are reviewed with the full Board of Directors annually. The centerpiece of the assessment is the discussion of the key risks of Oil States, which includes the potential magnitude, likelihood of each risk and the speed with which the risk could impact the Company. As part of the process for each risk, management identifies the senior executive responsible for managing the identified risk, the potential impact and management’s initiatives to manage the risk.

The results of the risk assessment are considered in the Board of Directors’ processes. Risk discussions are integral to the Board of Directors and its committees’ deliberations.

Qualifications of Directors

When identifying director nominees, the Nominating & Corporate Governance Committee will consider the following:

•	the person’s reputation, integrity and independence;

•	the person’s qualifications as an independent, disinterested, non-employee or outside director:

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the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the Board of Directors and the current state of the Company and the oilfield services industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	the person’s knowledge of areas and businesses in which the Company operates.

The Nominating & Corporate Governance Committee and the Board of Directors believe the above mentioned attributes, along with the leadership skills and other experience of its Board of Directors members described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

The following table notes the breadth and variety of business experience that each of our directors brings to the Company.

	Executive Leadership	Financial	Energy/Oil Field Services	International Operations	CEO	Director Role
Stephen A. Wells	Ö	Ö	Ö	Ö	Ö	Ö
Cindy B. Taylor	Ö	Ö	Ö	Ö	Ö	Ö
Martin A. Lambert	Ö	Ö	Ö	Ö	Ö	Ö
S. James Nelson	Ö	Ö	Ö	Ö		Ö
Mark E. Papa	Ö	Ö	Ö	Ö	Ö	Ö
Gary L. Rosenthal	Ö	Ö	Ö	Ö	Ö	Ö
Christopher T. Seaver	Ö	Ö	Ö	Ö	Ö	Ö
Douglas E. Swanson	Ö	Ö	Ö	Ö	Ö	Ö
William T. Van Kleef	Ö	Ö	Ö	Ö		Ö

In selecting nominees for the Board of Directors, the Nominating & Corporate Governance Committee considers, among other things, the diversity of the Board of Directors in terms of educational background, business and industry experience, and knowledge of different geographic markets and oilfield services and products. In the case of current directors being considered for renomination, the Nominating & Corporate Governance Committee took into account the director’s history of attendance at Board of Directors and committee meetings, the director’s tenure as a member of the Board of Directors and the director’s preparation for and participation in such meetings.

Director Nomination Process

Our director nomination process for new Board of Directors members is as follows:

•

The Nominating & Corporate Governance Committee, the Chairman of the Board, or another member of the Board identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board of Directors.

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The Nominating & Corporate Governance Committee initiates a search by working with staff support, seeking input from members of the Board and senior management and hiring a search firm, if deemed necessary.

•	The Nominating & Corporate Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

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The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board of Directors are identified and presented to the Nominating & Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and at least one member of the Nominating & Corporate Governance Committee interviews prospective candidate(s).

•	The full Board of Directors is kept informed of progress.

•	The Nominating & Corporate Governance Committee offers other Board of Directors members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Nominating & Corporate Governance Committee seeks the endorsement of the Board of Directors of the final candidate(s).

The final candidate(s) are nominated by the Board of Directors or elected to fill a vacancy.

Communications with Directors

Stockholders or other interested parties may send communications, directly and confidentially, to the Board of Directors, to any committee of the Board of Directors, to non-management directors or any director in particular, by sending an envelope marked “confidential” to such person or persons c/o Oil Sates International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of the Company to the addressee without review by management.

Compensation Committee Interlocks and Insider Participation

During 2011, the Company’s Compensation Committee consisted of Messrs. Rosenthal, Papa and Wells, each of whom is an independent, non-employee director. There were no compensation committee interlock relationships nor any insider participation in compensation arrangements for the year ended December 31, 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors provides overall guidance to the Company’s executive compensation program and administers incentive compensation plans.

The executive compensation program includes three primary elements which are generally performance oriented and, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. The three major elements consist of a) base salary, b) annual incentive plan awards, and c) long-term incentive awards. The design of this compensation program supports the Company’s executive total compensation philosophy.

Executive Total Compensation Philosophy

The Company’s philosophy regarding the executive compensation program for our named executive officers and other senior managers has been to design a compensation package that provides competitive base salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize corporate performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budget goals, and (iii) support both the short-term and long-term strategic goals of the Company. The Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of Company goals that coincide with stockholder objectives.

2011 Advisory Vote on Executive Compensation

As recommended by our Board of Directors, a majority of stockholders expressed their preference for an advisory vote on executive compensation occurring every year, and we have implemented that recommendation. In reviewing our executive compensation program, our Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and the support expressed by stockholders. Given the support expressed by stockholders for our executive compensation programs, our Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our named executive officers in 2011 and to date in 2012. To further the goals of our compensation program, the Company introduced performance based equity awards as part of our long-term incentive program as described at “Elements of Compensation—Long-Term Incentives” below.

Compensation Program Objectives:

•	Attract, motivate, reward and retain key employees and executive talent required to achieve corporate strategic plans;

•	reinforce the relationship between strong individual performance of executives and business results;

•	align the interests of executives with the long-term interests of stockholders; and

•	design a compensation program that neither promotes overly conservative actions or excessive risk taking.

The compensation program is designed to reward executives for long-term strategic management and the enhancement of stockholder value. We believe that the compensation program design and policies contribute to achievement of the Company’s objectives.

Compensation Benchmarking Relative to Market

The Compensation Committee establishes executive compensation primarily based on a review of the executive’s performance and compensation history and takes into account corporate performance. In the exercise of its duties, the Compensation Committee periodically benchmarks the Company’s executive compensation against that of comparable companies. The Compensation Committee considers the market to consist of both the oilfield services industry and geographic markets in which the Company competes for executive talent. Benchmark data is periodically obtained for a selected peer group approved by the Compensation Committee as well as for industry companies of comparable size and business complexity. The Company currently uses the following benchmark companies: Carbo Ceramics, Inc., Complete Production Services, Inc., Core Laboratories N.V., Dresser—Rand Group, Inc., Dril-Quip, Inc., Exterran Holdings, Inc., FMC Technologies, Inc., Helix Energy Solutions Group, Inc., Helmerich & Payne, Inc., Key Energy Services, Inc., McDermott International, Inc., Oceaneering International, Inc., RPC, Inc., Superior Energy Services, Inc. and Tidewater, Inc. In selecting benchmark companies, the Committee considered each company’s participation in the energy service sector as well as market capitalization, annual revenues and the number of divisions/segments, countries in which they operate and number of employees. The benchmarked companies change from time to time to insure their continued appropriateness for comparative purposes.

The Compensation Committee reviews the compensation programs for comparable positions at similar corporations with which the Company competes for executive talent, and also considers relative internal equity within its executive pay structure. This approach allows the Compensation Committee to respond to changing business conditions, manage salaries and incentives more evenly over an individual’s career as well as minimize the potential for the automatic ratcheting-up of salaries and incentives that could occur with an inflexible and more narrowly defined approach.

In evaluating the comparison group data for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulas. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

Compensation Practices as They Relate to Risk Management

Our compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Our compensation strategies are designed to encourage company growth and appropriate risk taking but not to encourage excessive risk taking. Our Compensation Committee retains discretion with respect to the compensation packages of our named executive officers. Our compensation strategies are designed so as not to encourage management to take actions that could have a material adverse effect on us in the long-run to simply achieve a specific short-term goal. We also attempt to design the compensation program for our larger general employee population so that it does not inappropriately incentivize our employees to take unnecessary risks in their day to day activities. We recognize, however, that there are trade-offs and that it can be difficult in specific situations to maintain the appropriate balance. As such, we continue to evaluate our programs with a view to insuring they do not become materially imbalanced one way or the other.

Our compensation arrangements contain certain design elements that are intended to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include a maximum amount (cap) that can be earned under the annual incentive cash compensation and performance based equity award programs.

In combination with our risk-management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are reasonably likely to have a material adverse effect on us.

Elements of Compensation:

•	Base Salary—Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for the executive.

The Compensation Committee reviews each executive’s base salary annually. Executive officer base salaries are determined after an evaluation that considers the executive’s prior experience and breadth of knowledge and which also considers benchmark data from other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, and any significant changes in the executive’s responsibilities. The Compensation Committee considers all these factors together plus overall industry conditions and retention risks and makes a subjective determination on base salary adjustments. Effective February 28, 2011, Mrs. Taylor’s base salary was increased 16.4% to $675,000; Mr. Dodson’s base salary was increased 15.4% to $375,000; Mr. Moses’ base salary was increased 7.1% to $300,000; and Mr. Cragg’s base salary was increased 3.3% to $310,000. Mr. Green received a 10% raise effective February 28, 2011, which increased his base salary to $416,625 (Canadian $412,500). Base salaries were increased in 2011 based on a number of factors including the growth of the Company, retention risks, individual performance and in recognition of the strong performance of the Company’s stock which was in excess of one year, three year and ten year comparative performance of the industry peer group. Further, base salary increases were made after considering benchmark data of our peer group, the industry peer group and other publically available compensation data. Such data indicated that the evaluated executives’ base pay was below the mid-point of similarly classified executives in the industry and marketplace. In particular for 2011, Mrs. Taylor’s base salary was adjusted after consideration of, among other factors, a peer compensation survey that indicated that her base salary was in the bottom quartile of her peers when the Company’s total shareholder returns were in the top quartile of peers.

Mrs. Taylor provides the Compensation Committee with input regarding the performance of other Company executives and makes compensation recommendations with respect to these individuals. While considering her recommendations, the Committee makes an independent judgment with respect to compensation levels for each of Mrs. Taylor’s direct reports.

•

Annual Cash Incentive Compensation—The Company’s Annual Incentive Compensation Plan (“AICP”) is performance based and provides executives with direct financial incentives in the form of annual cash bonuses based on total Company and business unit performance. Annual incentive awards are linked to the achievement of pre-determined Company-wide and business unit quantitative performance goals and are designed to place a significant portion of the executive’s total compensation at risk. The purpose of the AICP is to:

•	create stockholder value;

•	provide focus on the attainment of annual goals that lead to long-term success of the Company;

•	provide annual performance-based cash incentive compensation;

•	motivate achievement of critical annual operating performance metrics; and

•	motivate employees to continually improve Company-wide and business unit performance.

The plan is flexible and provides the Compensation Committee the discretion annually to set goals and objectives with input from management that it believes are consistent with creating stockholder value. The goals and objectives generally include growth objectives, operating objectives, safety goals and other measures that the Board believes will drive financial performance. Under the AICP, an incentive target percentage is established for each executive officer based upon, among other factors, the Compensation Committee’s review of publically available competitive compensation data for that position, level of responsibility and ability to impact the Company’s success. The AICP recognizes market differences in incentive award opportunities between organizational levels. Achieving results which exceed a minimum, or threshold, level of performance triggers an AICP payout. Performance results at or below the threshold (i.e. achieving a percentage ranging from 75% to 85% of the related AICP performance objective or less) will result in no AICP award. Targeted performance is earned when an executive achieves 100% of their AICP performance objective(s). Overachievement (i.e. achieving a percentage ranging from 120% to 125% of the related AICP performance objective) is the performance level at which incentive compensation is maximized. If the performance results fall between the threshold level and the target level, 0-100% of the AICP target amount will be paid out proportionately to the distance such performance results fall between the two levels. If the performance results fall between the target level and the overachieve level, 100-200% of the AICP target amount will be paid out proportionately to the distance such performance results fall between the two levels. The 2011 award opportunities, expressed as a percentage of eligible AICP earnings (base salaries), for the Named Executive Officers are outlined below:

	Threshold	Target	Overachievement
Cindy B. Taylor	0%	80%	160%
Bradley J. Dodson	0%	60%	120%
Charles J. Moses	0%	60%	120%
Ron R. Green	0%	60%	120%
Christopher E. Cragg	0%	60%	120%

As shown in the table above, the maximum AICP overachievement percentage is limited to twice the target level percentage which helps mitigate the potential for excessive risk taking. In addition, targets and goals are adjusted to incorporate acquisitions and major capital expenditures which also limits excessive risk taking.

At the beginning of each year, the Compensation Committee is responsible for establishing the AICP performance objectives based on recommendations by the Chief Executive Officer. The Compensation Committee sets performance goals that are measurable, achievable and quantifiable. At the end of each year, the Compensation Committee reviews the performance results of the Company and the incentive awards to be paid to each executive officer and to all participants in the AICP. In its discretion, the Compensation Committee will interpret the plan and has authority to make adjustments in individual, business unit or Company-wide results in its discretion. The Compensation Committee did not make any discretionary changes to the 2011 incentive payouts to the Named Executive Officers.

Performance measures are selected and weighted by management and the Compensation Committee annually to give emphasis to performance criteria for which participants have influence. The Compensation Committee has established “earnings before interest, taxes, depreciation and amortization” (“EBITDA”) as the primary corporate financial performance objective for each executive officer. In addition, a portion of the incentive potential for certain participants was based on return on investment (“ROI”) and, for certain of the executives, none of whom were named executive officers, other strategic goals as determined appropriate for the executives’ areas of responsibilities. Other strategic goals and objectives varied and included measures such as safety performance. Performance goals may be similar for all executives or may be different to reflect more appropriate measures of corporate and business unit performance. The EBITDA and ROI targets are generally set based on the Company or business unit annual budgeted financial statements which are approved by the Board of Directors. The relative percentages of EBITDA and ROI used to evaluate our executives are based upon the nature of each executive’s role in the Company and how that role relates to overall goals and performance of the Company. For example, for those divisions which have ROI criteria, executives responsible for the operation of those specific divisions or who have a significant impact over investment decisions with respect to such businesses have business-based or Company ROI as part of their performance measure if achievement of such measure is material to the Company’s performance. Executives who have less control over segment-based or Company ROI, have performance measures more heavily weighted towards EBITDA. We believe the use of tailored performance goals, which are closely aligned with drivers of the Company’s business, furthers our compensation objective of reinforcing the relationship between strong individual performance of executives and overall business performance. Individual objectives are tailored to match areas of direct responsibility and impact on company performance.

For 2011, Mr. Dodson and Mrs. Taylor had 90% of their incentive compensation based on the Company’s EBITDA and 10% of their incentive compensation based on the Company’s ROI. Mr. Moses’ incentive compensation was based 80% on Offshore Products’ EBITDA, 10% on Offshore Products’ ROI and 10% on the

Company’s EBITDA. Mr. Green’s incentive compensation was based 10% on the Company’s EBITDA with the remainder tied to the following accommodations metrics: 45% Australian accommodations EBITDA and 45% North American accommodations EBITDA. Mr. Cragg’s incentive compensation was based on 40% on the Company’s EBITDA and 60% on the total of Tubular Services and Well Site Services EBITDA. The Company’s EBITDA and pretax ROI targets, established in February 2011 based on the Company’s annual operating plan, were $568 million and 13.9%, respectively. The EBITDA target for 2011 represented a 50% increase over 2010 actual results.

At the end of each year, the Compensation Committee reviews the performance results of the Company and the total incentive awards to be paid to each executive officer based on such officer’s success in achieving the AICP performance objectives.

On a consolidated basis, the Company overachieved its targets for 2011. As a result, all executive officers, including Mrs. Taylor, received incentive plan payments for 2011 performance, reflecting, in large part, the Company’s and most of its businesses’ strong overall performance versus budget. These incentive plan payments varied based upon Company and business unit achievement of relative to the related goals and objectives. Twelve of fourteen business groupings of the Company, for AICP calculation purposes, including the consolidated group, exceeded their 2011 EBITDA objectives, and all of the Company’s executive officers received bonuses for 2011 in excess of target. Each of the Named Executive Officers for the fiscal year ended December 31, 2011, received the following payments in February 2012 under the AICP for fiscal 2011 performance.

	AICP Award ($)	% of Eligible AICP Earnings
Cindy B. Taylor	$1,050,769	160%
Bradley J. Dodson	$438,462	120%
Charles J. Moses	$355,385	120%
Ron R. Green	$448,312	109%
Christopher E. Cragg	$362,769	120%

Long-term Incentives—The Company makes certain stock-based awards under the 2001 Equity Participation Plan, which has been approved by stockholders, to better align the interests of executive officers with those of stockholders and to provide retention incentives. Specifically, the plan’s purposes are to:

•	provide an additional incentive for executives to further the growth, development and financial success of the Company by personally benefiting through ownership of Company stock and/or rights; and

•

enable the Company to obtain and retain the services of executives considered essential to the long term success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

The 2001 Equity Participation Plan provides for the grant of any combination of:

•	stock options, which include both incentive stock options and nonqualified stock options;

•	restricted stock;

•	performance awards;

•	dividend equivalents;

•	deferred stock; and

•	stock payments.

In determining appropriate awards, the Compensation Committee annually reviews each executive’s past performance, his or her ability to contribute to the future success and growth of the Company, time in the current job and competitive market data. The Compensation Committee also takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the Company’s stock. The Compensation Committee also takes into consideration that, unlike some benchmark companies, the Company has no defined benefit retirement plan nor any supplemental executive retirement benefits or similar arrangements. The Compensation Committee believes that stock options, restricted stock grants and, beginning in 2012, performance based awards, along with significant vesting requirements, are an effective method of reinforcing the long-term nature of the Company’s business and creating retention incentives. In addition, grants of stock options, restricted stock and performance based awards reinforce alignment with stockholder interests. The Compensation Committee considers the foregoing factors and any other relevant factors and makes a subjective determination with respect to awarding equity based compensation to its executive officers.

Under the 2001 Equity Participation Plan (“Plan”) the Company has granted nonqualified stock options and time-vested restricted stock awards through 2011. Beginning in February 2012, the Company began awarding performance based awards. The Company amended the Plan on March 31, 2009, to provide for minimum vesting periods of one year for performance based awards and three years for tenure based awards, except for a small percentage of the authorized shares available for award under the Plan. As a result of this amendment, vesting may occur earlier than the minimum vesting periods with respect to no more than 10% of shares cumulatively authorized under the Plan. In excess of 99% of the options granted by the Compensation Committee vest at a rate of 25% per year over four years. Option lives range from six to ten years. Options are awarded at the NYSE’s closing price of the Company’s common stock on the date of the grant, or the last trading day if the award date is a date when markets are closed (“NYSE Closing Price”). The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date. The Compensation Committee has never repriced outstanding options. Our 2001 Equity Participation Plan has been amended to prohibit repricing or replacing underwater stock options or canceling or effecting a cash buyout of stock options without the approval of the Company’s stockholders. Our Compensation Committee felt that this revision to the 2001 Equity Participation Plan brought the Plan into line with current compensation “best practices” with regard to equity plans for publicly traded companies. Restricted stock awards, which are valued at the NYSE Closing Price, generally vest over a four year period at a rate of 25% per year; however, in special situations the Compensation Committee has approved awards with shorter vesting periods.

The performance based awards represent the right to receive shares of the Company’s common stock, subject to forfeiture conditions and performance achievement objectives. The performance based awards do not entitle their recipient to the right to vote, receive dividends or to any other privileges or rights of a shareholder of the Company until such time as shares of Company common stock are delivered to the recipient following vesting of the performance based awards.

The performance based awards will vest contingent upon the named executive officer’s continued employment with us through the third anniversary of the date of grant of the award, and our achievement of specified performance objectives during the performance period commencing on January 1, 2012 and ending December 31, 2014. Depending on the level of performance achieved, named executive officers may earn between 0% and 200% of the target number of shares of our stock covered by the award, and the number of earned shares will typically be paid to the named executive officer within two and a half months following the end of the performance period. The performance based awards made in February 2012 have a performance criteria that will be measured based upon the Company’s achievement levels of average after-tax annual return on invested capital “ROIC” for the three year period 2012 to 2014.

If the average annual ROIC from January 1, 2012 through December 31, 2014 is less than or equal to 6% (the “Entry Level”), 100% of the performance awards will be forfeited. If the performance measure is equal to 9.5% (the “Target Level”), 100% of the performance awards will vest. If the performance measure is equal to or greater than 13%, (the “Over-Achieve Level”), 200% of the performance awards will vest. If the performance measure falls between the Entry Level and the Target Level, 0—100% of the performance awards will vest proportionately to the distance such performance measure falls between the two levels. If the performance measure falls between the Target Level and the Over-Achieve Level, 100—200% of the performance awards will vest proportionately to the distance such performance measure falls between the two levels.

Higher-level positions will generally have a greater percentage of their total compensation based on longer-term incentives which are performance based. The size of long-term incentive grants will vary from year to year and reflects a variety of factors including, among others, competitive market practices, retention priorities, total previous grants, current stock valuation, estimated future charges to earnings, and individual, business unit and company wide performance. The Compensation Committee determines the award level for executives, if any, on an annual basis usually at its February meeting each year.

The Company incorporates a combination of both nonqualified stock options, restricted stock awards and performance based awards as the primary executive long-term incentive and retention tool. Awards are based on a number of factors, including, among others, the participant’s position, experience, base compensation, stock price and opportunity for advancement as well as any retention issues. Restricted stock awards offers the additional advantages of potentially reducing overall Company stock dilution relative to other awards, while improving the Company’s executive retention prospects in a very competitive labor market. We recognize that options alone may not have adequate retention value in an industry that has historically been cyclical in nature. We believe the introduction of performance based equity awards will add an incentive for continued outstanding performance, enhance the Company’s ability to attract and retain talented executives in an increasingly competitive marketplace and benefit shareholder returns. The Compensation Committee weighs the cost of these grants with their potential benefit as an incentive, retention and compensation tool.

Restricted stock awards were made to Mrs. Taylor and Messrs. Dodson, Moses and Cragg on February 17, 2011 at the then fair market value of $75.41 per restricted share. Stock option awards were made to Mrs. Taylor and Messrs. Dodson, Moses, Green and Cragg on February 17, 2011 that had an exercise price of $75.41 per share based on the NYSE Closing Price and that had a Black Scholes fair market value on the date of grant of $33.27 per option award. These awards will vest in four equal installments on each annual anniversary of the grant date (so that the awards will be 100% vested on February 17, 2016), provided the named executive officer remains an employee continuously from the date of grant through the applicable vesting date. Vesting of the awards may be accelerated upon the occurrence of certain events, as described in detail below under “—Potential Payments Upon Termination or Change in Control.”

Other than Mr. Green, who only received a grant of restricted stock, each of the Named Executive Officers received both grants of stock options and restricted stock awards. During 2011, a total of 23,000 stock options and 49,500 shares of restricted stock awards were granted to the Named Executive Officers.

In February 2012, all named executive officers received restricted stock awards and or stock options under the Company’s Equity Participation Plan. Named executive officers except Mr. Green also received performance based awards in February 2012. The combination of the restricted stock awards and stock options plus the performance based awards were determined by the Compensation Committee to be comparable to the total equity-based compensation awarded in prior years to all named executive officers considering current salary levels. In addition, in recognition of the Company’s consistent above peer performance and to add retention incentives, Mrs. Taylor received a special grant of 23,625 restricted stock awards that will vest 100% on February 16, 2016 and 23,625 performance based awards that will vest on February 16, 2015. The number of performance based awards that will vest depends upon the Company’s ROIC performance over the three year period as discussed above.

In administering the long-term incentive equity plan, the Compensation Committee is sensitive to the potential for dilution of future earnings per share. For this reason and because of other compensation design considerations, the Compensation Committee does not administer a broad-based stock program. Instead, the

Compensation Committee focuses the long-term incentive plan on employees who will have the greatest impact on the strategic direction and long-term results of the Company by virtue of their senior roles and responsibilities. In 2011, stock options granted to named executive officers represented 12.4% of the total number of stock options awarded in 2011 and restricted stock awards granted to named executive officers represented 22.8% of the total number of restricted stock awards issued to all employees and directors.

Stock option grants, restricted stock awards and performance based awards are expensed to comply with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). There is no program, plan or practice to time the grant of stock options and award restricted stock to executives in coordination with material non-public information. Except in special circumstances, equity grants are made to employees annually at the time of the Board of Directors’ February meeting. Executive officers are prohibited from trading options or any derivative type of contract related to the Company’s stock.

Benefits

Employee benefits are designed to be broad based, competitive and to attract and retain employees. From time to time the Compensation Committee reviews plan updates and recommends that the Company implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits to all employees including executives. These benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance, flexible spending accounts, employee assistance, business travel accident insurance and 529 college savings plans. Executive officers make the same contributions for the same type of coverage and receive the same level of benefit as any other employee for each form of coverage /benefit.

Retirement Plans

The Company does not offer a defined benefit retirement plan. The Company does offer a defined contribution 401(k) retirement plan to substantially all of its U.S. employees. Participants may contribute from 1% to 50% of their base and cash incentive compensation (subject to IRS limitations), and the Company makes matching contributions under this plan on the first 6% of the participant’s compensation (100% match of the first 4% employee contribution and 50% match on the next 2% contribution). Company matching contributions vest at a rate of 20% per year for each of the employee’s first five years of service and then are immediately vested thereafter. A similar defined contribution retirement plan is in place and available to our Canadian employees, including Ron Green. See “Canadian Retirement Savings Plan” below.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan that permits eligible employees and directors to elect to defer all or a part of their cash compensation (base and/or incentives) from the Company until the termination of their status as an employee or director. A deferral election may provide for deferring different forms of compensation (base salary and/or incentive compensation) during the year. The Compensation Committee administers the plan. Participating employees are eligible to receive from the Company a matching deferral under the nonqualified deferred compensation plan that is intended to compensate them for contributions they could not receive from the Company under the 401(k) plan due to the various limits imposed on 401(k) plans by U.S. federal income tax laws. Directors who elect to participate in the nonqualified deferred compensation plan do not receive any matching contributions.

Participants in the nonqualified deferred compensation plan are able to invest contributions made to the nonqualified deferred compensation plan in investment funds selected by a Retirement Plan Compensation Committee which also mirrors the 401(k) plan investment funds. The Retirement Plan Compensation Committee is composed of employees. The Compensation Committee has established a grantor trust to hold the amounts deferred under the plan by the Company’s officers and directors. All amounts deferred under the plan remain subject to the claims of the Company’s creditors.

Allocation of net income (or net loss) in each participant’s account is divided into sub accounts to reflect each participant’s deemed investment designation in a particular fund(s). As of each valuation date, the net income (or net loss) of each fund is allocated among the corresponding sub accounts of the participants. Each sub account is credited with (or debited for) that portion of such net income (or net loss) due to the change in the value of each corresponding sub account from the prior valuation date.

Generally, each participant in the Deferred Compensation Plan will receive (i) a lump sum distribution or installment payments (at the participant’s election) upon termination of the participant’s service with the Company and its affiliates or (ii) a lump sum distribution upon a change of control (as defined in the 2001 Equity Participation Plan). For “Key Employees,” as defined in IRS regulations, distributions of deferrals made after 2004 are delayed at least six months. Any other withdrawals by the participant will be made in compliance with 409A limitations.

Canadian Retirement Savings Plan

In Canada, the Company contributes, on a matched basis, an amount up to 5% of each Canadian based, salaried employee’s (including the Canadian based NEO) earnings (base salary plus Annual Incentive Compensation) to the legislated maximum to a to a Defined Contribution Registered Pension Plan (“Retirement Savings Plan”) for the sole benefit of that employee. Combined employee and employer Contributions to the Retirement Savings Plan for the Canadian based NEO (as with all of the Canadian based salaried employees) is subject to the annual maximum Retirement Savings Plan contribution of $22,450 in 2011) set out in the Canadian Tax Act. Matching contributions start after 90 days of employment even though enrollment in the plan is permitted upon commencement of employment and contributions vest after 2 years of continuous service with the company. Funds are paid by the company to the third party Retirement Savings Plan administrator, Great West Life Assurance Company (“Great West Life”), and the funds are invested by Great West Life on behalf of the employee from within a broad range of investment options based on the instructions of each individual employee. Apart from the annual contributions, any growth in an individual’s Retirement Savings Plan is dependent upon the investment decisions made by that individual. The Company makes no investment decisions on behalf of the employee (other than having confirmed a prudent default fund should a member not select—presently a widely diversified Balanced Portfolio) and has no obligations under the Retirement Savings Plan other than, in each year, to remit the defined contributions into each employees Retirement Savings Plan (including the Canadian based NEO’s Retirement Savings Plan) on the individuals behalf.

Other Perquisites and Personal Benefits

The Company does not offer any perquisites or other personal benefits to any executive with an aggregate value over $10,000 beyond those discussed above other than to Mr. Green in connection with his temporary assignment in Australia, as detailed in the Summary Compensation Table and described below under “Foreign Assignment Agreement”. Some executives do have Company paid club memberships, which are used for business purposes.

Compensation Consultant

The Committee, from time to time, utilizes consultants to provide independent advice on executive compensation matters and to perform specific project-related work. The consultants report directly to the

Committee, which pre-approves the scope of the work and the fees charged. The Committee indicates to the consultants the role that management has in the analysis of executive compensation. In the past, consultants utilized by the Company have worked exclusively for the Committee on executive compensation projects and performed no other service for the Company. Fees paid to compensation consultants have never exceeded $120,000 per year.

Executive Compensation Policies

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Repricing Stock Options—The Company’s practice is to price awards at the market price on the date of award. The Company’s Equity Participation Plan prohibits any repricing of options without shareholders’ approval.

•

Securities Trading Policy—The Company prohibits directors, officers and certain other managers from trading the Company’s securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits trading in the Company’s securities without obtaining prior approval from the Company’s Compliance Officer. Executive officers are prohibited from trading options on any derivative type of contract related to the Company’s stock.

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Tax Deductibility of Compensation—Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million, unless compensation is performance based, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its Chief Executive Officer and each of its three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer). While the Company cannot predict with certainty how the compensation of our Named Executive Officers might be affected in the future by the Section 162(m), or applicable tax regulations issued hereunder, the Company endeavors to preserve the tax deductibility of substantially all of executive compensation while maintaining the executive compensation program as described herein.

•

Executive Stock Ownership Guidelines—Effective February 16, 2007, Executive Stock Ownership Guidelines were adopted by the Compensation Committee of the Board of Directors of the Company to further align the interests of executives with the interests of stockholders and further promote the Company’s commitment to sound corporate governance.

•

Clawback Policy—To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct or other specified events. However, the performance based awards granted to our named executive officers as part of our 2012 long-term incentive compensation program do include language providing that the award may be cancelled and the officer may be required to repay us for any realized gains to the extent required by applicable law. The Compensation Committee is currently evaluating the practical, administrative, and other implications of implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the Securities and Exchange Commission.

The Executive Stock Ownership Guidelines are calculated based on a multiple of the executive’s base salary, which is then converted to a fixed number of shares. Once the ownership guideline is established for an executive and communicated, the executive has four years to attain the targeted level of ownership. An executive’s ownership guideline does not automatically change as a result of changes in his or her base salary or fluctuations in Oil States common stock price. However, the Committee may, from time to time, reevaluate and revise participants’ guidelines to incorporate these types of events. An executive’s stock ownership guideline may also increase because of a change in title. The ownership guidelines for the senior executives are as follows:

Stock Ownership Level

Position	Multiple of Salary
Chief Executive Officer	3X
Executive Officers (Section 16)	2X
Corporate Administrative Vice Presidents	1X

Stock that counts toward satisfaction of the Company’s Stock Ownership Guidelines includes:

•	Company shares owned outright (i.e. open market purchases) by the executive or his or her immediate family members residing in the same household;

•	Vested Company restricted stock awards that are issued as part of the executive’s long-term compensation;

•	Company shares acquired upon option exercise that the executive continues to hold;

•	Company shares held in the Company’s Nonqualified Deferred Compensation Plan; and

•	Company shares beneficially owned through a trust.

Covered executives are required to achieve their Stock Ownership Guideline within four years from inclusion in the program. All covered executives are in compliance with the Stock Ownership Guidelines except for Mr. Green for whom the deadline has been extended due to the tax inefficiencies of issuing restricted stock in Canada. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to Executive Stock Ownership Guidelines.

Executive and Change of Control Agreements

The Company maintains Executive Agreements with seven executive officers subject to Section 16 of the Securities and Exchange Commission regulations. The Executive Agreements are not considered employment agreements and the executives are employed “at will” by the Company. These agreements provide protection in the event of (i) a qualified termination, which is defined as an involuntary termination of the executive officer by the Company other than for “Cause” or (ii) either an involuntary termination or a voluntary termination by the executive for “Good Reason” after a corporate “Change of Control” (as defined in each Executive Agreement) of the Company. The triggering events were selected due to the executive not having complete control of their circumstances. Executives are exercising control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.

If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, the Executive Agreements provide for payments based on the executive officer’s base salary and target annual bonus amount, that all restrictions on restricted stock and restricted stock units will lapse and for continued health benefits for 24 months. Any vested, non-qualified stock options would expire after 3 months of the date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by the Company of its executive officers and to allow such executive to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change of Control without concern that such executive might be unduly distracted by the uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, the Company’s agreement requires a “double trigger” (i.e. a change of control along with an involuntary loss of employment). If the qualified termination occurs during the 24-month period following a corporate Change of Control, the agreements provide for a lump sum payment to the executive officer based on the executive officer’s base salary and target annual incentive amount. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock, restricted stock units and options will become vested, that all restrictions on such awards will lapse and that outstanding stock options will remain exercisable for the remainder of their terms. The executive officer will also be entitled to (A) health benefits until the earlier of (i) 36 months and (ii) the date the executive begins receiving comparable benefits from a subsequent employer, (B) vesting of all contributions to our 401(k) plan and deferred compensation plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. Executive agreements entered into with Mrs. Taylor and Messrs. Dodson and Cragg entitle the executive to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Internal Revenue Code. Executive agreements entered into with Messrs. Moses and Green do not contain excise tax gross up protection. See “Potential Payments Under Termination or Change of Control” in this Proxy Statement for additional disclosures of severance and Change of Control payments for Named Executive Officers.

The Executive Agreements have a term of three years and are extended automatically for one additional day on a daily basis for a period of three years, unless notice of non-extension is given by the Board of Directors of the Company, in which case the agreement will terminate on the third anniversary of the date notice is given. To receive benefits under the Executive Agreement, the executive officer will be required to execute a release of all claims against the Company. Certain terms of the Executive Agreements are summarized below.

Cindy B. Taylor. Under the terms of Mrs. Taylor’s Executive Agreement, she will be entitled to receive a lump sum payment equal to two and a half times her base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, Mrs. Taylor will be entitled to receive a lump sum payment equal to one and a half times her base salary and target annual incentive amount as well as other benefits described above.

All Other Section 16 Executive Officers. Under the terms of each of their Executive Agreements, the executive officer will be entitled to receive a lump sum payment equal to two times his base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a Change of Control, the executive officer will be entitled to receive a lump sum payment equal to his base salary and target annual incentive amount as well as other benefits described above.

Foreign Assignment Agreement

On May 3, 2011, the Company entered into an assignment letter with Mr. Green setting forth certain terms and conditions governing his temporary assignment in Sydney, Australia in connection with the integration of an acquisition and the expansion of the Company’s accommodations business in Australia. The initial term of Mr. Green’s assignment is 12 months, but it may be extended to a longer duration not to exceed two years. During the initial term, the assignment letter provides that Mr. Green’s base salary may be paid in either Canadian or Australian currency, and that Mr. Green will be provided health, welfare, retirement plan, and workers compensation benefits that are comparable to the benefits he received prior to his temporary assignment. The assignment letter also provides Mr. Green with the following payments and allowances in addition to his base salary: (i) a monthly cost of living adjustment if the cost-of-living in Australia is determined to be higher than in Canada, including $810 per month to compensate him for additional food costs; (ii) payment for furnished rental housing in Australia within established guidelines; (iii) payment of reasonable expenses associated with maintaining Mr. Green’s residence in Canada, including association fees, property management, security, lawn care, routine house-keeping services and similar items; (iv) payment for the reasonable cost of utilities in Australia, including gas, water and electric; (v) tax equalization benefits to ensure Mr. Green does not pay more in taxes than he would if not on assignment, including the cost of an external tax consultant to assist in the preparation and processing of tax returns in both countries; (vi) payment of costs associated with obtaining necessary passports, visas and work permits; (vii) reimbursement of up to $5,000 to cover incidental relocation expenses; (viii) payment of costs for air shipment of personal effects and belongings; (ix) payment for business class airfare for Mr. Green to travel to Australia and for related meals, incidentals and excess baggage fees; (x) payment of temporary living expenses in Australia for up to 30 days, including meals and incidental expenses; (xi) use of a Company vehicle and payment of expenses associated with fuel and operating costs; (xii) provision of business class airfare to Canada and related travel expenses in the event of a death or serious illness in Mr. Green’s immediate family; and (xiii) repatriation benefits, including business-class airfare to Canada, reimbursement of relocation expenses up to $5,000 and a completion bonus. Termination benefits for Mr. Green are addressed in his Amended Executive Agreement; however, upon any termination during the assignment period, the allowances and benefits provided for in the assignment letter will cease upon the date of Mr. Green’s termination notice, and the Company will pay for the cost of airfare and reasonable expenses for him to return to Canada.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

THE COMPENSATION COMMITTEE

Gary L. Rosenthal, Chairman

Mark G. Papa

Stephen A. Wells

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year in the three year period ended December 31, 2011. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s compensation over the last several years, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Cindy B. Taylor	2011	656,731	1,508,200	498,870	1,050,769	79,548	3,794,118
Chief Executive	2010	526,308	847,575	684,960	842,092	52,154	2,953,089
Officer	2009	480,000	624,906	935,903	442,030	55,767	2,538,606
Bradley J. Dodson	2011	365,385	565,575	99,774	438,462	22,803	1,491,998
Senior Vice President,	2010	310,577	320,195	171,240	341,635	28,999	1,172,646
Chief Financial Officer & Treasurer	2009	250,000	333,354	362,386	191,853	27,501	1,165,094
Charles J. Moses	2011	296,154	452,460	83,145	355,385	34,194	1,221,338
Senior Vice President, Offshore Products and President, Oil States Industries, Inc	2010	283,392	150,680	342,480	307,323	27,395	1,111,270
Ron R. Green(2)	2011	411,149	754,100	—	448,312	781,861	2,395,422
Senior Vice President, Accommodations and President, PTI Group, Inc.	2010 2009	346,424 316,800	— —	556,530 224,514	282,516 308,611	35,300 31,251	1,220,770 881,176
Christopher E. Cragg	2011	302,308	452,460	83,145	362,769	36,977	1,237,659
Senior Vice President,	2010	299,308	320,195	171,240	356,539	17,873	1,165,155
Operations	2009	285,000	124,875	168,386	84,539	26,639	689,439

(1)	These columns represent the dollar amounts for the years shown of the aggregate grant date fair value of stock awards and option awards granted in those years computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that the Company expects to expense in its financial statements over the award’s vesting schedule (generally four years). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s future accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. All options awarded were priced at the date of the award. See Note 13 to our consolidated financial statements on Form 10-K for the year ended December 31, 2011 for additional detail regarding assumptions underlying the value of these awards.
(2)	Compensation reported for Mr. Green, other than stock awards and option awards, was made in Canadian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. U.S. dollar to Canadian dollar exchange rates used are as follows: 2011—$1.01, 2010—$0.97 and 2009—$0.88,
(3)	Amounts of “Non-Equity Incentive Plan Compensation” paid to each of the Named Executive Officers were made pursuant to the Company’s Annual Incentive Compensation Plan. For a description of this plan please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation.”

(4)	The 2011 amount shown in “All Other Compensation” column reflects the following for each Named Executive Officer:

	Retirement or Deferred Compensation Plan Match ($)(5)	Other ($)(6)		Total ($)
Cindy B. Taylor	74,941	4,607		79,548
Bradley J. Dodson	18,457	4,346		22,803
Charles J. Moses	30,443	3,751		34,194
Ron R. Green	35,291	746,570	(7)	781,861
Christopher E. Cragg	33,292	3,685		36,977

(5)	Represents the matching contributions allocated by the Company to each of the Named Executive Officers, except Mr. Green, pursuant to the 401(K) Retirement Plan and the Deferred Compensation Plan as more fully described in “Compensation Discussion and Analysis—Retirement Plans”, included herein. Mr. Green received the matching contributions in the Canadian Retirement Savings Plan.
(6)	The amounts shown in the “Other” column in the table above include club dues and the imputed income attributable to term life insurance benefits provided for Messrs. Dodson, Moses and Cragg and Mrs. Taylor.
(7)	Mr. Green began a temporary assignment in Sydney, Australia effective in July 2011 in connection with the Company’s integration of an acquisition and expansion of its accommodations business in that country. The 2011 amount includes an automobile allowance of $10,483 a housing allowance of $85,874, a cost of living allowance of $39,584, a vacation and family travel allowance of $48,665, tax reimbursements for an equity award and temporary foreign assignment of $560,896 and club membership dues of $1,068. The payments described above were converted to U.S. dollars using average exchange rates of $1.01 for Canadian dollars and $1.03 for Australian dollars.

Each of the Named Executive Officers is party to an Executive Agreement, which are not considered employment agreements. For a description of these agreements, please see “Compensation Discussion and Analysis—Executive and Change of Control Agreements.” For a description of Mr. Green’s Assignment Letter, please see “Compensation Discussion and Analysis—Foreign Assignment Agreement.” The compensation amounts described in the preceding table were determined as described under “Compensation Discussion and Analysis—Elements of Compensation.” The material terms of the awards reported in the Grants of Plan Based Awards Table below are described in the “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation” and “—Long-Term Incentives.”

GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and non-equity awards granted to Named Executive Officers in 2011: (1) the grant date; (2) the estimated future payouts under the non-equity incentive plan, which is discussed in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation”, included herein; (3) the number of restricted stock awards pursuant to the Company’s 2001 Equity Participation Plan; (4) the number of stock option awards, which consist of the number of shares underlying stock options awarded, pursuant to the Company’s 2001 Equity Participation Plan; (5) the exercise price of the stock option awards, which reflects the NYSE Closing Price on grant date; and (6) the fair value of each equity award computed in accordance with FASB ASC Topic 718—Stock Compensation as of the grant date.

			Estimated Payouts for 2011 Performance Under Non-Equity Incentive Plan Awards(1)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Options Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value Of Stock and Option Awards ($)(3)
Cindy B. Taylor	AICP		—	540,000	1,080,000
	2001 Plan	2/17/2011				20,000			1,508,200
	2001 Plan	2/17/2011					15,000	75.41	498,870
Bradley J. Dodson	AICP		—	225,000	450,000
	2001 Plan	2/17/2011				7,500			565,575
	2001 Plan	2/17/2011					3,000	75.41	99,774
Charles J. Moses			—	180,000	360,000
	2001 Plan	2/17/2011				6,000			452,460
	2001 Plan	2/17/2011					2,500	75.41	83,145
Ron R. Green(4)	AICP		—	249,975	499,950
	2001 Plan	2/17/2011				10,000	—	—	754,100
Christopher E. Cragg	AICP		—	186,000	372,000
	2001 Plan	2/17/2011				6,000			452,460
	2001 Plan	2/17/2011					2,500	75.41	83,145

(1)	The amounts shown in the column “Target” reflect the target level of bonus payable under the Company’s Incentive Compensation Plan (see discussion in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation”, included herein) which is based on an executive’s base salary paid during the year multiplied by the executive’s bonus percentage. The base salary used in this table is shown as of the date of the award which has been assumed to be February 17, 2011; actual awards are calculated based on a participant’s eligible AICP earnings paid in the year. The amount shown in the “Maximum” column represents 200% of the target amount. Performance results at or below the entry level percentage of performance targets established under the Incentive Compensation Plan will result in no payments being made under the Plan. The entry level percentage ranged from 75% to 85% in 2011, depending on the business unit involved. If the performance results fall between the entry level and the target level, 0 – 100% of the target level bonus will be paid out proportionately to the distance such performance results fall between the two levels. If the performance results fall between the target level and the maximum level, 100 – 200% of the target level bonus will be paid out proportionately to the distance such performance results fall between the two levels.
(2)	The amounts shown in “All Other Stock Awards” and “All Other Option Awards” columns reflect the number of restricted stock awards and stock options, respectively, granted in 2011 pursuant to the Company’s 2001 Equity Participation Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives”, included herein.
(3)	This column shows the full grant date fair value of restricted stock awards and stock options computed under FASB ASC Topic 718—Stock Compensation and granted to the Named Executive Officers during 2011, which is subject to a four year vesting schedule. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award or option vesting schedule.
(4)	Mr. Green’s non-equity incentive plan award amounts were made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2011 of $1.01 U.S. dollar per Canadian dollar.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2011. This table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date or other factors, as discussed. Accelerated vesting provisions applicable to the outstanding awards are described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2011, which was $76.37. For additional information about the option awards and stock awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis”, included herein.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Cindy B. Taylor	50,000	(1)			11.49	2/25/2013
	37,700	(2)			28.98	2/16/2013
	14,760	(3)			36.99	5/17/2013
	39,375	(4)	13,125	(4)	36.53	2/18/2014
	37,500	(6)	37,500	(6)	16.65	2/19/2015
			32,500	(8)	24.52	6/19/2015
	10,000	(10)	30,000	(10)	37.67	2/19/2016
			15,000	(12)	75.41	2/17/2021	4,875	(5)	372,304
							7,500	(7)	572,775
							15,300	(9)	1,168,461
							16,875	(11)	1,288,744
							20,000	(13)	1,527,400
Bradley J. Dodson	9,100	(1)			11.49	2/25/2013
	10,000	(2)			28.98	2/16/2013
	7,500	(4)	2,500	(4)	36.53	2/18/2014
	7,500	(6)	7,500	(6)	16.65	2/19/2015
			21,700	(8)	24.52	6/19/2015
	2,500	(10)	7,500	(10)	37.67	2/19/2016
			3,000	(12)	75.41	2/17/2021	1,500	(5)	114,555
							2,500	(7)	190,925
							10,200	(9)	778,974
							6,375	(11)	486,859
							7,500	(13)	572,775
Charles J. Moses			1,500	(4)	36.53	2/18/2014
	7,500	(6)	7,500	(6)	16.65	2/19/2015
			15,000	(10)	37.67	2/19/2016
			2,500	(12)	75.41	2/17/2021	1,250	(5)	95,463
							3,000	(11)	229,110
							6,000	(13)	458,220
Ron R. Green	30,000	(2)			28.98	2/16/2013
	22,500	(4)	7,500	(4)	36.53	2/18/2014
	15,000	(6)	15,000	(6)	16.65	2/19/2015
	8,125	(10)	24,375	(10)	37.67	2/19/2016
							10,000	(13)	763,700

Christopher E. Cragg	20,000	(1)			11.49	2/25/2013
	15,000	(2)			28.98	2/16/2013
	11,250	(4)	3,750	(4)	36.53	2/18/2014
	11,250	(6)	11,250	(6)	16.65	2/19/2015
	2,500	(10)	7,500	(10)	37.67	2/19/2016
			2,500	(12)	75.41	2/17/2021
							1,875	(5)	143,194
							3,750	(7)	286,388
							6,375	(11)	486,859
							6,000	(13)	458,220

(1)	Stock option award of 2/25/2003 that vests at the rate of 25% per year, with vesting dates of 2/25/2004, 2/25/2005, 2/25/2006 and 2/25/2007.

(2)	Stock option award of 2/16/2007 that vests at the rate of 25% per year, with vesting dates of 2/16/2008, 2/16/2009, 2/16/2010 and 2/16/2011.
(3)	Stock option award of 5/17/2007 that vests at the rate of 25% per year, with vesting dates of 5/17/2008, 5/17/2009, 5/17/2010 and 5/17/2011.
(4)	Stock option award of 2/18/2008 that vests at the rate of 25% per year, with vesting dates of 2/18/2009, 2/18/2010, 2/18/2011 and 2/18/2012.
(5)	Restricted stock award of 2/18/2008 that vests at the rate of 25% per year, with vesting dates of 2/18/2009, 2/18/2010, 2/18/2011 and 2/18/2012.
(6)	Stock option award of 2/19/2009 that vests at the rate of 25% per year with vesting dates of 2/19/2010, 2/19/2011, 2/19/2012 and 2/19/2013.
(7)	Restricted stock award of 2/19/2009 that vests at the rate of 25% per year, with vesting dates of 2/19/2010, 2/19/2011, 2/19/2012 and 2/19/2013.
(8)	Stock option award of 6/19/2009 that vests 100% on 6/19/2012, assuming the executive’s continued employment at that date.
(9)	Restricted stock award of 6/19/2009 that vests 100% on 6/19/2012, assuming the executive’s continued employment at that date.
(10)	Stock option award of 2/19/2010 that vests at the rate of 25% per year, with vesting dates of 2/19/2011, 2/19/2012, 2/19/2013 and 2/19/2014.
(11)	Restricted stock award of 2/19/2010 that vests at the rate of 25% per year, with vesting dates of 2/19/2011, 2/19/2012, 2/19/2013 and 2/19/2014.
(12)	Stock option award of 2/17/2011 that vests at the rate of 25% per year, with vesting dates of 2/17/2012, 2/17/2013, 2/17/2014 and 2/17/2015.
(13)	Restricted stock award of 2/17/2011 that vests at the rate of 25% per year, with vesting dates of 2/17/2012, 2/17/2013, 2/17/2014 and 2/17/2015.

OPTIONS EXERCISED AND STOCK VESTED

The following table provides information for the Named Executive Officers on (1) stock option exercises during 2011, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cindy B. Taylor	54,671	3,874,058	19,051	1,417,519
Bradley J. Dodson	12,150	390,688	6,375	475,804
Charles J. Moses	15,500	651,614	3,000	223,905
Ron R. Green	13,125	545,237	—	—
Christopher E. Cragg	17,500	465,910	7,125	531,806

(1)	Reflects shares received pursuant to restricted stock awards under the 2001 Equity Participation Plan for grants made in 2007 through 2010 to each Named Executive Officer.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	1,583,263	$32.59	1,499,997
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,583,263	$32.59	1,499,997

Our 2001 Equity Participation Plan has been approved by our stockholders.

DEFERRED COMPENSATION

Deferred Compensation Plan and Canadian Deferred Savings Plan

The Company maintains a nonqualified deferred compensation plan for U.S. citizens that permits our directors and eligible employees to elect to defer all or a part of their cash compensation (base and/or incentive pay) from us until the termination of their status as a director or employee or a change of control. In Canada, the Company maintains a similar plan in which Mr. Green is a participant. See “Compensation Discussion and Analysis—Deferred Compensation Plan”, included herein, for details about the plans.

The investment alternatives currently available to an executive under the Deferred Compensation Plan are the same mutual funds available to all employees under the Company’s 401(K) Retirement Plan.

Detailed below is activity in the Deferred Compensation Plan for each Named Executive Officer. Mr. Green is a Canadian citizen based in Edmonton, Canada and is not eligible to participate in the Deferred Compensation Plan; however, he does participate in a similar Canadian Deferred Savings Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance At Last Fiscal Year End ($)
Cindy B. Taylor	89,929	74,941	4,324	(26,630)	1,185,004
Bradley J. Dodson	29,531	18,457	(8,516)	(26,630)	234,084
Charles J. Moses	36,532	30,443	5,393	(32,130)	386,641
Ron R. Green	37,743	35,291	4,378	—	403,560
Christopher E. Cragg	39,877	33,231	(6,097)	(26,630)	344,920

(1)	All contribution amounts for the last fiscal year reported in this deferred compensation table are also included in amounts reported in the Summary Compensation Table appearing in this Proxy Statement.
(2)	Amounts reported in this column are also included in the “See All Other Compensation” column of the Summary Compensation Table for 2011.
(3)	This column represents net unrealized appreciation, dividends and distributions from mutual fund investments for 2011 associated with investments held in the Deferred Compensation Plan for Mrs. Taylor and Messrs. Dodson, Moses and Cragg and in the Retirement Savings Plan for Mr. Green.
(4)	The Deferred Compensation Plan allows an annual “roll-over” of deferred compensation amounts into the Company’s 401(K) Retirement Plan to the maximum extent permitted by U.S. Internal Revenue Service regulations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of either (i) an involuntary, not for Cause termination of such executive’s employment or (ii) a termination following a change of control (see “Compensation Discussion and Analysis—Executive and Change of Control Agreements” herein; such Executive and Change of Control Agreements are referred to herein as “Executive Agreements”). The scope and terms of compensation due to each Named Executive Officer upon voluntary terminations, early retirement, retirement, for cause termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the table assume that such termination was effective as of December 31, 2011 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table shows the potential payments upon termination, including a termination associated with a “Change of Control” of the Company, as defined in her Executive Agreement, for Cindy B. Taylor, the Company’s President and Chief Executive Officer. Per Mrs. Taylor’s Executive Agreement, if Mrs. Taylor is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if Mrs. Taylor voluntarily terminates her employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, she is entitled to receive a lump sum severance payment of two and one half times the sum of her base salary and the target annual bonus earned by her pursuant to the annual incentive compensation plan. If Mrs. Taylor is terminated by the Company not for Cause without a Change of Control, she is entitled to receive a lump sum severance payment of one and a half times the sum of her base salary and the target annual bonus earned by her pursuant to the annual incentive compensation plan.

Pursuant to the other Named Executive Officers’ Executive Agreements, if any of them is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if any of them voluntarily terminate their employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, then the affected Named Executive Officer is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan. If any of them are terminated by the Company not for Cause without a Change of Control, he is entitled to receive a lump sum severance payment of one times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan.

Generally, each participant in the Deferred Compensation Plan will receive, at the participant’s election, a lump sum distribution or installment payments only upon termination of the participant’s service with the Company and its affiliates. For “Key Employees,” as defined in IRS regulations, distributions of deferrals made after 2004 are delayed at least six months. Any other withdrawals by the participant will be made in good faith compliance with 409A limitations.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by the Company of its executive officers and to allow such executive to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change of Control without concern that such executive might be unduly distracted by the uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, the Company’s agreement requires a “double trigger” (i.e. a change of control along with an involuntary loss of employment). If the qualified termination occurs during the 24-month period following a corporate Change of Control, the agreements provide for a lump sum payment to the executive officer based on the executive officer’s base salary and target annual incentive amount. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock, restricted stock units and options will become vested, that all restrictions on such awards will lapse and that outstanding stock options will remain exercisable for the remainder of their terms. The executive officer will also be entitled to (A) health benefits until the earlier of (i) 36 months and (ii) the date the executive begins receiving comparable benefits from a subsequent employer, (B) vesting of all contributions to our 401(k) plan and deferred compensation plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. Executive agreements entered into prior to 2010 with Mrs. Taylor and Messers. Dodson and Cragg entitle the executive to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Internal Revenue Code. Executive agreements entered into subsequent to 2009 with Messrs. Moses and Green do not contain excise tax gross up protection. See “Potential Payments Under Termination or Change of Control” in this Proxy Statement for additional disclosures of severance and Change of Control payments for Named Executive Officers.

Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of the named executive officers and upon an involuntary not for Cause termination following a Change of Control of the Company as of December 31, 2011. Only one of the named executive officers’ potential payments as of December 31, 2011 would trigger a gross up payment for excise taxes that would be reimbursed under their Executive Agreement.

	Cindy B. Taylor		Bradley J. Dodson		Charles J. Moses
Executive benefits and Payments Upon Separation	Involuntary Not for Cause Termination without a Change of Control on 12/31/2011	Termination with a Change of Control on 12/31/2011	Involuntary Not for Cause Termination without a Change of Control on 12/31/2011	Termination with a Change of Control on 12/31/2011	Involuntary Not for Cause Termination without a Change of Control on 12/31/2011		Termination with a Change of Control on 12/31/2011
Compensation:					$		$
Cash Severance	$1,822,500	$3,037,500	$600,000	$1,200,000		$480,000		$960,000
Stock Options(1)	$—	$5,622,925	$—	$1,965,775		$—		$1,090,560
Stock Awards(1)	$4,929,684	$4,929,684	$2,144,088	$2,144,088		782,793		782,793
Benefits & Perquisites:					$		$
Health and Welfare Benefits(2)	$15,203	$22,719	$7,617	$15,203		$7,617		$15,180
Outplacement Assistance(3)	$—	$101,250	$—	$56,250		$—		$45,000
Tax Gross Up	$—	$—	$—	$779,601		—		—

	Ron R. Green		Christopher E. Cragg
Executive benefits and Payments Upon Separation	Involuntary Not for Cause Termination without a Change of Control on 12/31/2011	Termination with a Change of Control on 12/31/2011	Involuntary Not for Cause Termination without a Change of Control on 12/31/2011	Termination with a Change of Control on 12/31/2011
Compensation:
Cash Severance	$666,600	$1,333,200	$496,000	$992,000
Stock Options(1)	$—	$2,137,913	$—	$1,113,900
Stock Awards(1)	$763,700	$763,700	$1,374,661	$1,374,661
Benefits & Perquisites:
Health and Welfare Benefits(2)	$6,450	$12,874	$7,617	$15,180
Outplacement Assistance(3)	$—	$62,494	$—	$46,500
Tax Gross Up	$—	$—	$—	$—

(1)	Reflects the value of unvested stock options or restricted stock awards as of December 31, 2011 that would be accelerated as a result of the separation event based on the Company’s stock price of $76.37.
(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the Named Executive Officer under the Company’s health and welfare benefit plans.
(3)	Reflects the maximum amount of outplacement assistance that would be provided for the Named Executive Officer pursuant to the Executive Agreement.

DIRECTOR COMPENSATION

Directors who are also our employees do not receive a retainer or fees for service on our Board of Directors or any committees. Directors who were not employees receive an annual retainer of $40,000 and fees of $1,500 for attendance at each Board of Directors or committee meeting. The non-employee director who serves as the Chairman of the Board receives an additional annual retainer of $80,000, which is paid quarterly 50% in cash and 50% in Company stock, and each non-employee director who serves as the chairman of the Compensation Committee or the Nominating & Corporate Governance Committee receives an additional annual retainer of $10,000. The chairman of the Audit Committee receives an additional annual retainer of $17,500. Members of the Nominating & Corporate Governance Committee and the Compensation Committee, other than the Committee Chairs, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee Chairs, receive an additional annual retainer of $10,000. Under current guidelines, newly elected directors receive restricted stock awards of the Company’s common stock valued at $110,000 after their initial election. Directors receive additional restricted stock awards of the Company’s common stock valued at $110,000 at each annual stockholders’ meeting after which they continue to serve. The directors’ restricted stock awards are valued on the award date based on the closing stock price and vest on the earlier of one year or the next annual stockholders’ meeting date following the date of grant. Directors are subject to the Company’s stock ownership guidelines pursuant to which they are expected to retain all restricted stock award shares remaining after payment of applicable taxes until retirement or until leaving the Board of Directors. Prior to 2005, directors received options to purchase shares of our common stock pursuant to the terms of the 2001 Equity Participation Plan. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Martin A. Lambert	68,250	110,000	178,250
S. James Nelson	75,625	110,000	185,625
Mark G. Papa	88,750	110,000	198,750
Gary L. Rosenthal	87,125	110,000	197,125
Christopher T. Seaver	75,625	110,000	185,625
Douglas E. Swanson	62,750	110,000	172,750
William T. Van Kleef	81,625	110,000	191,625
Stephen A. Wells	131,250	150,000	281,250

As of December 31, 2011, the aggregate number of shares of stock awards and the aggregate number of shares underlying option awards held by directors are as follows:

Name	Stock Awards #		Option Awards #
Martin A. Lambert	18,802		10,000
S. James Nelson	18,802		5,000
Mark G. Papa	18,802		—
Gary L. Rosenthal	18,802		—
Christopher T. Seaver	11,247		—
Douglas E. Swanson	13,275		—
William T. Van Kleef	15,366		—
Stephen A. Wells	22,828	(2)	—

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted in 2011 calculated in accordance with FASB ASC Topic 718—Stock Compensation. Please see our footnote 13 to our consolidated financial statements included in our Form 10-K for information regarding the assumptions relied upon for this calculation. Pursuant to FASB ASC Topic 718—Stock Compensation, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors.
(2)	This figure includes 4,026 shares issued to Mr. Wells as part of his fees earned for serving as Chairman of the Board valued at an aggregate of $40,000 per year, representing the closing per share prices on the award dates for shares issued.

SECURITY OWNERSHIP

The following table sets forth, as of March 26, 2012 (except as otherwise indicated), information regarding common stock beneficially owned by:

•	each person we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage(2)
FMR LLC(3)	4,901,734	9.5%
82 Devonshire Street Boston, Massachusetts 02109
BlackRock, Inc(4)	3,563,104	6.9%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(5)	2,430,316	4.7%
100 Vanguard Blvd. Malvern, PA 19355
Cindy B. Taylor(6)	320,874	*
Bradley J. Dodson(6)	65,155	*
Charles J. Moses(6)	45,500	*
Ron R. Green(6)	110,675	*
Christopher E. Cragg(6)	73,651	*
Martin A. Lambert(6)	36,780	*
S. James Nelson(6)	29,302	*
Mark G. Papa	19,600	*
Christopher T. Seaver	13,247	*
Gary L. Rosenthal	21,956	*
Douglas E. Swanson	53,301	*
William T. Van Kleef	20,366	*
Stephen A. Wells	55,077	*
All directors and executive officers as a group (15 persons)(6)	911,248	1.75%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.
(2)	Based on total shares outstanding of 51,633,444 as of March 26, 2012.
(3)

Based on a Schedule 13G-A (Amendment No. 9) filed with the SEC pursuant to the Exchange Act on February 14, 2012, the shares reported represent the aggregated beneficial ownership by FMR LLC (“FMR”) (together with its wholly owned subsidiaries). FMR may be deemed to have sole voting power with respect to 759,962 shares and sole dispositive power with respect to 4,901,734 shares. FMR has no shared voting or dispositive power with respect to any of the shares shown. Members of the Edward D. Johnson 3d family own approximately 49% of the voting power of FMR.
(4)	Based on a Schedule 13G-A (Amendment No. 2) filed pursuant to the Exchange Act on February 13, 2012, the shares reported represent the aggregate beneficial ownership by BlackRock, Inc. and certain of its affiliates. BlackRock, Inc. may be deemed to have sole voting power and sole dispositive power with respect to 3,563,104 shares.
(5)	Based on a Schedule 13G-A (Amendment No. 2) filed with the SEC pursuant to the Exchange Act on February 8, 2012, the shares reported represent the aggregated beneficial ownership by The Vanguard Group, Inc. The Vanguard Group, Inc. may be deemed to have sole voting power with respect to 36,191 shares, sole dispositive power with respect to 2,430,316 shares and shared dispositive power with respect to 36,191 shares.
(6)	Includes shares that may be acquired within 60 days of March 26, 2012 through the exercise of options to purchase shares of our common stock as follows: Mrs. Taylor—234,960; Mr. Dodson—36,100; Mr. Moses—18,375; Mr. Green—98,750; Mr. Cragg—52,500; Mr. Lambert—10,000; Mr. Nelson—5,000; and all directors and executive officers combined—478,560.

PERFORMANCE GRAPH

The following performance graph and chart compare the cumulative total stockholder return on the Company’s common stock to the cumulative total return on the Standard & Poor’s 500 Stock Index and Philadelphia OSX Index, an index of oil and gas related companies that represent an industry composite of the Company’s peer group, for the period from December 31, 2006 to December 31, 2011. The graph and chart show the value at the dates indicated of $100 invested at December 31, 2006 and assume the reinvestment of all dividends.

Oil States International—NYSE

	Cumulative Total Return
	12/06	12/07	12/08	12/09	12/10	12/11
OIL STATES INTERNATIONAL, INC.	$100.00	$105.86	$57.99	$121.92	$198.84	$236.94
S & P 500	100.00	105.49	66.47	84.06	96.73	98.77
PHLX OIL SERVICE SECTOR (OSX)	100.00	151.52	61.40	99.57	126.39	113.02

*	$100 invested on December 31, 2006 in stock or index-including reinvestment of dividends. Fiscal year ending December 31st.
(1)	This graph is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing by us under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

Prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1980-2012.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2012. Ernst & Young LLP has audited the Company’s consolidated financial statements since May 2000. Ratification of Ernst & Young LLP as the Company’s auditors for the year ending December 31, 2012 will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of Ernest & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

AUDIT FEE DISCLOSURE

The following table shows the aggregate fees billed by and paid to Ernst & Young LLP in each of the last two fiscal years for the services indicated:

	2011	2010
	(In thousands)
Audit Fees	$2,406	$1,925
Audit-Related Fees	—	—
Tax Fees	121	837
All Other Fees	—	—

Total	$2,527	$2,762

Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal controls over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions and accounting consultations, and consultations on financial accounting and reporting matters.

Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit. In 2010, substantially all of the tax fees related to advice received concerning the tax structure implemented for the Company’s acquisition of The MAC Services Group Limited.

All Other Fees. None.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted the Audit Committee Pre-Approval Policy, effective as of February 19, 2008, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Senior Vice President, Accounting and Corporate Secretary. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. All services rendered by Ernst & Young LLP in 2011 were subject to our pre-approval policy. The Company has not agreed to indemnify Ernst & Young LLP in connection with any of their work. The Company has a policy that the hiring of any alumni of the Company’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Senior Vice President, Accounting and Corporate Secretary to ensure compliance with independence regulations.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of Ernst & Young LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2012.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board of Directors on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”), the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial and compliance personnel;

•

discussed with the Company’s senior management, independent auditors and the Internal Audit Director the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, and (4) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•

based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s Internal Audit Director, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•

determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal to Ratify the Selection of Independent Registered Public Accounting Firm (Proposal 2)), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2011 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

William T. Van Kleef, Chairman

S. James Nelson

Christopher T. Seaver

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is asking that you vote for approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement, including under “Compensation Discussion and Analysis” and “Executive Compensation.”

As discussed in the 2011 Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:

•	Attract, motivate, reward and retain key employees and executive talent required to achieve corporate strategic plans;

•	reinforce the relationship between strong individual performance of executives and business results;

•	align the interests of executives with the long-term interests of stockholders; and

•	design a compensation program that neither promotes overly conservative actions or excessive risk taking.

The compensation program is designed to reward executives for long-term strategic management and the enhancement of stockholder value. We believe that the compensation program design and policies contribute to achievement of the Company’s objectives.

The Company’s philosophy regarding the executive compensation program for our named executive officers and other senior managers has been to design a compensation package that provides competitive base salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize corporate performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budget goals, and (iii) support both the short-term and long-term strategic goals of the Company. The Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of Company goals that coincide with stockholder objectives.

For the reasons expressed above, the Compensation Committee and the Board of Directors believe that these policies and practices are aligned with the interests of our stockholders and reward for performance.

We are therefore requesting your nonbinding vote on the following resolution:

“Resolved, that the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the narrative discussion, is approved.”

Approval requires the affirmative vote of holders of a majority of the shares present and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the adoption, on an advisory basis of the resolution approving the compensation of our executive officers.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Exchange Act (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board of Directors, and it will not be construed as overruling any decision by the Company or the Board of Directors or creating or implying any change to, or additional, fiduciary duties for the Company or the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and representations from certain reporting persons, we believe that during 2011, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Company is sending only one copy of its proxy statement to stockholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householded mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Secretary of the Company either orally or in writing to Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. You may also contact the Company if you received multiple copies of the Special Meeting materials and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2013 annual meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in our notice of the meeting or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of record at the time the notice was provided, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. A stockholder making a nomination for election to our Board or a proposal of business for the 2013 annual meeting of stockholders must deliver proper notice to our Secretary at least 120 days prior to the first anniversary date of the 2012 annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2013 annual meeting of stockholders, it should be properly submitted to our Secretary no later than January 15, 2013 (provided, however, that in the event that the date of the 2013 annual meeting of stockholders is more than 30 calendar days before or more than 30 calendar days after May 15, 2013, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by us).

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 annual meeting of stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 27, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 27, 2013, and the matter nonetheless is permitted to be presented at the 2013 annual meeting of stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made. Please see “Committees and Meetings—Nominating & Corporate Governance Committee” for information regarding the submission of director nominees by stockholders. No stockholder proposal was received for inclusion in this proxy statement.

By Order of the Board of Directors,

Robert W. Hampton
Corporate Secretary

Houston, Texas

April 2, 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

OIL STATES INTERNATIONAL, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2012

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Oil States International, Inc. (the “Company”) to be held at 9:00 a.m. central time on May 15, 2012, and the Proxy Statement in connection therewith, each dated April 2, 2012 and (2) constitutes and appoints Cindy B. Taylor and Bradley J. Dodson and each of her or his attorneys and proxies, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of common stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meeting(s) (“Adjournment(s)”) to which that meeting is adjourned, as indicated on reverse:

PLEASE SIGN BELOW, DATE, AND RETURN PROMPTLY.

Dated:	, 2012

Signed:

IMPORTANT: Please sign exactly as name appears to the left. When signing on behalf of a corporation, partnership, estate, trust, or in other representative capacity, please sign named and title. For joint accounts, each joint owner must sign.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM AND FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. IN ORDER FOR THIS PROXY TO BE VALID, IT MUST BE SIGNED ABOVE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder’s Meeting to be held on May 15, 2012: a copy of the Proxy Statement and the Company’s 2012 Annual Shareholders’ Report are available at http://www.oilstatesinto.com/proxymaterials.

PROXY

1.	ELECTION OF DIRECTORS

FOR all nominees listed below except as

Marked to the contrary below.   ☐

(1) S. James Nelson	WITHHOLD AUTHORITY to vote for all

(2) Gary L. Rosenthal	nominees listed to the left. ☐

(3) William T. Van Kleef

INSTRUCTION: To withhold authority to vote

for any individual nominee, write the number

of the nominee in the space provided.

2.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012:

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	PROPOSAL TO APPROVE THE ADVISORY VOTE RELATING TO EXECUTIVE COMPENSATION:

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS(S) THEREOF.

If you plan to attend the Annual Meeting, check this box:    ☐

For Address change and/or comments please check this box and write them below.    ☐